Exhibit 10.1

SECOND AMENDMENT TO AMENDED AND RESTATED PRODUCT FULFILLMENT AND

DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT to the POLOMAR HEALTH SERVICES, INC. AMENDED AND RESTATED PRODUCT FULFILLMENT AND DISTRIBUTION AGREEMENT (the “Second Amendment”) dated as of December 5, 2025, is entered into by and between ForHumanity Health, Inc., a Delaware Corporation, with a mailing address of 1041 Market Street #446, San Diego, CA 92101-7233 (“FHH”), Island 40 Group (“IG4”), a Tennessee limited liability company and Polomar Health Services, Inc., a publicly traded Nevada corporation, having a principal business address at 32866 US Hwy. 19 N., Palm Harbor, FL 34684 (“PMHS”).

WHEREAS, FHH, IG4 and PMHS entered into a certain Product Fulfillment and Distribution Agreement (the “Agreement”) effective as of March 12, 2025; and

WHEREAS, FHH, IG4 and PMHS entered into a First Amendment to the Agreement (the “First Amendment”) effective as of March 17, 2025; and

WHEREAS, all of the parties hereto have entered into and executed the Amended and Restated Product Fulfillment and Distribution Agreement (“Amended Agreement”) effective as of August 19, 2025; and

WHEREAS, the parties hereto have executed a first amendment to the Amended Agreement effective on September 15, 2025; and

WHEREAS, FHH, IG4 and PMHS desire to further amend the Amended Agreement to reflect certain changed conditions and the new understanding between the parties as set forth below.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.	Paragraph 2 of the Amended Agreement shall be amended to read in its entirety:

“This Agreement may be terminated upon ninety (90) days written notice of either Party to the other Party, if monthly average gross revenues (“Average Revenues”) payable by FHH to PMHS are less than $100,000 per month commencing on January 1, 2025 through July 30, 2026 or for gross negligence or gross misconduct by either Party, if the negligence or misconduct is not cured within 30 days after receipt of notice from the non-breaching Party.

Exclusivity milestones (“Milestones”) that are not achieved may be cured by purchase of up to 10% of the Milestone amount within 30 days of the Milestone date. Ex. on January 7, 2027, up to $500,000 of product can be purchased by FHH to ensure the Five Million Dollars ($5,000,000) Milestone for December 31, 2026, has been achieved to maintain the exclusivity rights.”

2.	Paragraph 3 of the Amended Agreement shall be amended to read in its entirety:

“FHH and PMHS shall correspond directly with one another regarding all direct-to-consumer (“DTC”) matters for the territory.

Island 40 Group, LLC (“IG4”) is PMHS’s exclusive B2B/Commercial account management partner. FHH shall communicate directly with IG4 on all matters relating to B2B/Commercial sales hereunder.

FHH may contact PMHS directly if IG4 fails to respond within 48 hours or in cases of urgent supply or quality issues, with notice to IG4.”

3.	Paragraph 6 of the Amended Agreement shall be amended to read in its entirety:

“Sales Forecast. Within ninety (90) days of commencement of sales of Polomar products to customers of FHH, FHH must provide a twelve (12) month forecast of sales, by product to Polomar. Every quarter FHH will provide an updated forecast by the fifth (5th) business day of the month so that Polomar can ensure sufficient product availability and supply. Should FFH become aware of a material deviation (+/- 10%) from any Sales Forecast provided to Polomar hereunder, then FHH must notify Polomar within five (5) business days with an updated Sales Forecast.”

4.	Paragraph 7(a) of the Amended Agreement shall be amended to read in its entirety:

“FHH will be the exclusive partner for inhalable sildenafil, inhaled eletriptan (or such other inhalable triptan medication(s) as the Parties may agree upon), and if exclusivity is in effect, any other new dry inhalable products (collectively, “Dry Inhalables”) offered for sale by PMHS through June 30, 2026, in exchange for a product purchase guarantee of not less than $750,000”

5.	Paragraph 7(b) of the Amended Agreement shall be amended to read in its entirety:

“It is further agreed that should PMHS receive total Revenues from FHH of $1,750,000 on or before June 30, 2026, then exclusivity for all Dry Inhalables shall be extended through December 31, 2026”

6.	Paragraph 7(c) shall be deleted in its entirety.

7.	Paragraph 7(d) of the Amended Agreement shall be further amended to read in its entirety:

“It is further agreed that should PMHS receive total Revenues from FHH of $5,000,000 for the fiscal year ending on December 31, 2026, then exclusivity for all Dry Inhalables shall be extended through June 30, 2027.”

8.	Paragraph 7(e) of the Amended Agreement shall be amended to read in its entirety:

“It is further agreed that should PMHS receive total Revenues from FHH of $6,000,000 for the calendar period January 1, 2027, through June 30, 2027, then exclusivity for all Dry Inhalables shall be extended until December 31, 2027. Unless an additional Inhalable product has been launched by June 2026, in which case the exclusivity milestone shall be $8,000,000.”

9.	Paragraph 7(f) of the Amended Agreement shall be further amended to read in its entirety:

“It is further agreed that should PMHS receive total Revenues from FHH of $15,000,000 for the fiscal year ending on December 31, 2027, then exclusivity for all Dry Inhalables shall be extended until December 31, 2028. Unless an additional Inhalable product has been launched by June 2027, in which case the exclusivity milestone shall be $20,000,000.”

10.	Paragraph 7(g) of the Amended Agreement shall be further amended to read in its entirety:

“In all subsequent calendar years after the fiscal year ending on December 31, 2027, FHH hereby agrees to an annual thirty percent (30%) increase over the prior year’s Exclusivity Goal to maintain exclusivity hereunder (“Exclusivity Goal”). If the Exclusivity Goal is achieved, exclusivity for all Dry Inhalables shall be extended for the following calendar year; therefore, Ex., the Exclusivity Goal for 2028 Revenues from FHH to PMHS will be $19,500,000 or $26,000,000 if a third (3rd) inhalable product is released and shall confer exclusivity through 2029. Until the company reaches $50,000,000 of annual sales, in which case FHH will achieve exclusivity in perpetuity. This paragraph 7(g) shall apply to all renewal terms of this Agreement.”

11.	Paragraph 10(d) of the Amended Agreement shall be further amended to read in its entirety:

“FHH shall make an additional advance payment hereunder in the amount of $50,000 on or before November 21, 2025, or within three (3) days of execution of this contract”

12.	Paragraph 10(e) of the Amended Agreement shall be amended to read in its entirety:

“Payment Terms for the remaining $500,000 of the opening exclusivity order shall be payable as follows:

$100,000 due on or before December 8, 2025.

$200,000 due on or before December 29, 2025.

$200,000 due on or before January 12, 2025.”

13.	Paragraph 16 of the Amended Agreement shall be amended to read as follows:

“Insurance. Each Party hereto shall initially maintain minimum general liability insurance of not less than $2,000,000 in the aggregate, $1,000,000 per occurrence. Additionally, Polomar Specialty Pharmacy, LLC shall maintain product liability insurance in an amount not less than $3,000,000 aggregate. Each party shall increase their coverage to the prior year’s milestone at a ratio of 1:2. Ex. upon reaching the $50,000,000 annual sales milestone than each company shall carry a minimum of $25,000,000 of general liability coverage of which $5,000,000 must be primary per occurrence and the remainder may be excess coverage.”

14.	Paragraph 20 shall be added to the Amended Agreement as follows:

“In the event of a bankruptcy proceeding or a change in control in either PMHS or Altanine, PMHS will take all reasonable steps possible to ensure that FHH maintains the ability to purchase or have the products manufactured for FHH including but not limited to providing all formulation and manufacturing instructions necessary to have product manufactured at another location of FHH’s choosing.”

Miscellaneous.

(a) This Second Amendment, when executed by the parties, shall be effective as of the date first stated above. All prior understandings and agreements between FHH and PMHS are merged into, or superseded by, this Second Amendment to the Amended Agreement and are incorporated in their entirety in the Amended Agreement. This Second Amendment fully and completely expresses the understanding and agreement of the parties and shall not be modified or amended except by further written agreement and consent duly executed by each of the parties hereto. FHH and PMHS understand and agree that no representations of any kind whatsoever have been made to FHH and PMHS other than as appear in this Second Amendment and the Amended Agreement, that FHH nor PMHS have not relied on any such representations and that no claim that it has so relied on may be made at any time and for any purpose.

(b) This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

(c) Except as amended and/or modified by this Second Amendment, the Agreement is hereby ratified and confirmed and all other terms of the Amended Agreement shall remain in full force and effect, unaltered and unchanged by this Second Amendment. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Amended Agreement are hereby amended to the extent necessary to give effect to the purpose and intent of this First Amendment.

IN WITNESS WHEREOF, the parties have executed this Second Amendment, effective as of the date first indicated above.

FORHUMANITY HEALTH, INC.

By:	/s/ Yoshua Davis
Name:	Yoshua Davis
Title:	Founder/President

ISLAND 40 GROUP, LLC

By:	/s/ Casey Barksdale
Name:	Casey Barksdale
Title:	President

POLOMAR HEALTH SERVICES, INC.

By:	/s/ Terrence M. Tierney
Name:	Terrence M. Tierney
Title:	President